Exhibit 12.1
Computation of Ratio of Earnings to Fixed Charges

											Three Months Ended
	Year Ended December 31,										March 31,
	2004		2005		2006		2007		2008		2008		2009
					(dollars in millions)
Income before income tax provision (benefit) and cumulative effect of change in accounting principle	27.1		316.0		880.7		1,154.1		867.7		221.6		0.3
(Income) loss recognized on less than fifty percent owned persons	(2.2)		(12.7)		(16.4)		(11.8)		(4.6)		1.3		16.7
Minority interest in the income of subsidiary with fixed charges	(4.8)		(4.9)		(8.1)		(6.8)		(7.6)		(1.7)		0.6

	20.1		298.4		856.2		1,135.5		855.5		221.2		17.6

Fixed Charges:
Interest expense	38.0		46.3		37.7		30.0		12.4		3.8		0.3
Portion of rents deemed to be interest	6.0		7.0		6.8		6.4		7.0		1.6		1.8
Capitalized interest	0.9		0.2		4.5		9.8		25.0		5.7		9.0
Amortization of debt expense	0.6		0.6		0.7		0.8		0.8		0.2		0.2

Fixed Charges excluding capitalized interest	45.5		54.1		49.7		47.0		45.2		11.3		11.3
Earnings adjustments:
Capitalized interest	(0.9)		(0.2)		(4.5)		(9.8)		(25.0)		(5.7)		(9.0)

Earnings, as adjusted	64.7		352.3		901.4		1,127.1		875.7		226.8		19.9

Ratio of earnings to fixed charges	1.4	x	6.5	x	18.1	x	25.0	x	19.4	x	20.1	x	1.8	x